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                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-27867 and 333-56671) of Diversified Corporate Resources, Inc. of our report dated May 1, 2000 relating to the financial statements of Datatek Corporation which appears in the Current Report on Form 8-K/A of Diversified Corporate Resources, Inc. dated May 12, 2000.

PricewaterhouseCoopers LLP



Dallas, Texas
May 12, 2000